Exhibit 10.2

AnPac Bio-Medical Science Co., Ltd.

April 6, 2022

Via Email

Dear Ms. Sheng Liu ：

This letter shall confirm our discussions pursuant to which you have indicated your willingness to serve as an independent director on the Board of Directors of AnPac Bio-Medical Science Co., Ltd. (the “Company”), Chairperson of the Nominating and Corporate Governance Committee, a member of the and the Compensation Committee, effective as of the date hereof, until the next annual shareholders meeting or your earlier resignation or the removal pursuant to the Company’s by-laws.

Our company compensates our non-employee directors for all services they perform as a director of our company, including attendance at Board of Directors meetings and service as members of committees of the Board of Directors to which they are appointed. The details of such compensation are:

1.	an annual director’s fee of $18,000;

2.	eligible to participate in the Company’s Stock Incentive Plan, and to be compensated at the same level of other independent directors’ of the Company.

You would also be reimbursed for all of your out-of-pocket expenses in traveling to and attending meetings of the Board of Directors and committees on which you would serve.

You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the undersigned. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Very truly yours,

AnPac Bio-Medical Science Co., Ltd.

By:	/s/ Jianhua Shao
Jianhua Shao Director

I have read and accept and agree to the above terms of employment:

By:	/s/ Sheng Liu
Sheng Liu